Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

MicroStrategy Incorporated

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(1)

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(o) and (r)	(1)	(1)	$500,000,000	0.0000927	$46,350

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

N/A

	Total Offering Amounts					$500,000,000		$46,350

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$46,350

(1)

The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price, and Rule 457(r) under the Securities Act. In accordance with Rules 465(b) and 457(r) under the Securities Act, the registrant initially deferred payment of all of the registration fee with respect to an indeterminate amount of the registrant’s class A common stock being registered under Registration Statement No. 333-257087 filed with the Securities and Exchange Commission on June 14, 2021 (the “Registration Statement”) as may from time to time be offered under the Registration Statement at indeterminate prices.